Exhibit j

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

American Fidelity Dual Strategy Fund, Inc.:

We consent to the use of our report included herein, the reference to our firm under the heading “Financial Highlights” in the Prospectus, and the reference to our firm under the heading “Independent Registered Public Accounting Firm; Legal Counsel” in the Statement of Additional Information.

KPMG LLP

Oklahoma City, Oklahoma

April 29, 2008